Exhibit 5.1

May 10, 2018
CNO Financial Group, Inc.
11825 N. Pennsylvania St.
Carmel, IN 46032

Ladies and Gentlemen:
I am issuing this opinion letter in my capacity as corporate counsel to CNO Financial Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933 (the “Securities Act”) with respect to 1,600,000 shares of common stock, par value $.01 per share (including associated preferred stock purchase rights) (the “Common Stock”) of the Company issuable under the Company’s Employee Stock Purchase Plan (the “Plan”).
In rendering this opinion, I have examined the Amended and Restated Certificate of Incorporation of the Company, the Amended and Restated Bylaws of the Company, the Plan and such other documents, and made such other legal and factual examinations and inquiries, as I have deemed necessary or appropriate for purposes of rendering this opinion. In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, and the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.
I am admitted to practice in the State of Indiana, and I express no opinion as to the laws of any jurisdiction other than the laws of the United States of America, the General Corporation Law of the State of Delaware and the laws of the State of Indiana.
Based upon and subject to the foregoing, I am of the opinion that the shares of Common Stock, when issued in accordance with the terms of the Plan and as contemplated by the Registration Statement, will be duly authorized and legally issued, fully paid and non-assessable.
I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, I do not hereby admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act. This opinion is not to be used, circulated, quoted or otherwise referred to without my express written consent.

Sincerely yours,

/s/ Karl W. Kindig
Karl W. Kindig